Exhibit 10.3

PROMISSORY NOTE

July 12, 2011	$ 15,000.00

Whereas Opal Marketing Corp. (“Lender”), having an address of 6 Carley’s Way, Rockaway, NJ 07866, has loaned $ 15,000.00 to Kenergy Scientific, Inc. (“Borrower”), a New Jersey corporation, having an address of 6 Minneakoning Rd., Flemington, NJ 08822  on this 12th day of July, 2011, receipt of which is acknowledged;

Now, Therefore, the parties agree as follows:

Borrower shall pay Lender the full sum of $ 15,000.00, plus 7 % per annum interest on or before March 15, 2012.  In the event that Borrower fails to make payment in full on that date, then this Note shall automatically become a default instrument and Lender may take whatever action he may elect to recover his loss, including legal action, with continuing accrual of 7 % per annum interest, and attorney’s fees.

July 12, 2011	Kenergy Scientific, Inc.

______________________ Kenneth P. Glynn, CEO